Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2026 Third-Quarter & First Nine-Months Results
and Updates 2026 Full-Year Adjusted Diluted EPS Forecast for Currency Only;
Third-Quarter Reported Diluted EPS declined by 4.9% to $2.12;
Adjusted Diluted EPS grew by 5.4% to $2.36; and by 5.8% excluding currency;
STAMFORD, CT, October 21, 2026 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2026 third-quarter results.1
"We delivered another excellent quarter, with growing total volumes, double-digit organic operating income growth and robust margin expansion," said Jacek Olczak, Group CEO PMI.
"With continued strong offtake momentum for our smoke-free brands and the exceptional results of our combustible business, we are in a strong position to continue delivering best-in-class performance, and firmly on track for a sixth consecutive year of volume growth."

Results Highlights - Third Quarter 2026
Shipments increased by 0.6% in the quarter, driven by a 2.7% increase in smoke-free products (SFP), with shipment growth across all categories, supported by high single-digit growth in SFP adjusted in-market sales (IMS), which is the closest proxy to consumer offtake. This was complemented by the continuing resilience of the combustible segment, notably in markets where SFPs are banned or have a limited market presence.
Net revenues increased by 5.5% (7.1% organically) to $11.4 billion, with growth across both smoke-free (up by 4.1%, 6.3% organically) and combustibles (up by 6.4%, 7.7% organically). Our smoke-free business accounted for more than 40% of total net revenues in the third quarter, and around 42% on a year-to-date basis, with more than 30 markets above 50%. PMI smoke-free products are now available in 110 markets.
Gross profit increased by 6.7% (8.3% organically), expanding gross margins through strong combustible pricing, scale and SFP mix benefits. Operating income increased by 14.1% (10.5% organically), reflecting the underlying strength of the business. This strong financial performance represents a new record quarterly high of net revenue, gross profit and operating income for the group.
Reported diluted EPS of $2.12 declined by 4.9%, mainly due to the non-cash fair value adjustment for equity security investments. Adjusted diluted EPS grew by 5.4%, or by 5.8% excluding a one cent unfavorable currency impact to reach $2.36, another quarterly all-time high.
International Smoke-Free Segment
Net revenue growth of 0.7% (3.4% organically) was driven by 2.7% volume growth, against the backdrop of a challenging HTU comparison due to the phasing of shipments between periods, notably in Japan. Strong adjusted IMS momentum continued, with an acceleration to 8.0% growth. Gross profit grew by 0.8% (3.3% organically).
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 21, 2026, and here.

Heat-not-burn SFP: IQOS continued to lead the growth of the global category, in which PMI holds around three-quarters of HTU volume share. IQOS HTUs gained 1.0pp to reach 9.9% of combined cigarette and HTU industry volumes in markets where present and grew shipment volumes by 1.5% to 41.5 billion units, at the high end of our previously disclosed expectations. HTU adjusted IMS grew by 7.1%. Excluding Japan and Poland, adjusted IMS continued to grow in the double digits, increasing by 10%, reflecting broad-based growth across a variety of markets, underscoring the increasing geographic diversification of IQOS.
•In Japan, PMI HTU adjusted IMS grew by 3.4%, or by 1.3% excluding the estimated consumer pantry-loading impact ahead of the October 1 excise-driven price increase (JPY20 per pack). This continues to be broadly in line with our expectations as consumers adjust following the first excise-driven price increase (JPY40 per pack) on April 1. IQOS maintained a strong category share at 68%, with SENTIA continuing to play a key role in capturing price-sensitive TEREA consumers.
•In Europe, IQOS HTU adjusted IMS growth strengthened to an estimated 6.0%, notwithstanding ongoing disruptions in Ukraine and the continued impact of the characterizing flavor ban in Poland. IQOS HTU adjusted market share increased by 0.9pp to 11.6%. This growth was led by strong performance in many markets, notably Germany, Greece, Spain and Romania. Adjusted IMS in Italy continued its strong growth trajectory, underscoring the category's significant potential across the region. Excluding Poland, adjusted IMS volumes grew by around 8%.
•Outside Europe and Japan, adjusted IMS grew by 12.7% and offtake share increased in key cities across the globe, including Riyadh, Kuala Lumpur, Mexico City, Jakarta and Taipei, underlining the global growth potential of the heat-not-burn category.
Oral SFP: Total oral SFP volumes turned positive, increasing by 0.5%, as growth in modern oral of 20.6% to 0.5 billion pouches more than offset declines in the legacy Nordic snus business. We continue to expand ZYN's footprint, with ZYN now available in 62 international markets and showing promising growth in geographies such as Global Travel Retail, Poland, and the Philippines, as well as sequential improvements in Sweden.
E-vapor SFP: We continue to drive outstanding growth in VEEV, with quarterly shipments up by 61.6%. VEEV further reinforced its leadership position in Europe, with strong growth across a range of markets, notably Romania, Greece, France and Spain. VEEV is also demonstrating promising results in markets outside of Europe, such as Indonesia, Global Travel Retail, Egypt, Malaysia and South Korea following the launch in August. PMI remains committed to building and commercializing the brand in a focused, responsible and profitable manner, leveraging its key role as part of our multicategory portfolio.
International Combustibles Segment
The combustibles segment delivered an exceptional quarter, with cigarette volume continuing to show strong resilience with broadly flat shipments. This was notably due to strong growth in markets such as Turkey, Indonesia and Egypt, which offset declines in other markets. Net revenues grew by 6.5% (7.8% organically), driven by another impressive quarter of 8.9% pricing, partly offset by geographic mix. This quarter also benefited from the favorable restructuring of distribution terms in certain markets, which is not expected to recur at the same level in future quarters. Gross profit grew by 8.6% (9.8% organically). Our cigarette category volume share stood at 25.9% (up by 0.4pp) despite adverse market mix. Marlboro continued to gain share (up by 0.5pp) reaching a record category share of 11.4%.

U.S. Segment
In the U.S., total ZYN shipments grew by 4.2% to 3.2 billion pouches, despite challenging comparisons against a special promotional campaign last year and supported by the ongoing launches of ZYN ULTRA, new flagship dry flavors, 1.5mg and 8mg flagship variants. These portfolio extensions enable ZYN to cover a broader range of consumer preferences and compete in the most dynamic growing segments of the category. Segment net revenues grew by 22.7% and gross profit by 24.2% (23.8% organically), driven by volume growth combined with favorable pricing comparisons due to prior year promotional activities. Operating companies income decreased by 3.3% (increased by 1.5% organically), including a significant increase in commercial investments to support the expansion of our ZYN portfolio, which increased its category share by over 100 basis points between June and September, as estimated by Nielsen.
As part of our previously announced plans to accelerate investments in the second half, and with distribution of the extended range of ZYN products continuing to progress, we plan to further increase investments to support the brand in the fourth quarter. This reflects a ramp-up in consumer communications, notably an expansion of the 'When It Clicks' brand campaign, and the transition of the majority of the ZYN flagship portfolio to 20-pouch cans (from 15-pouch cans today), including associated transitional support programs. The change to 20-pouch cans is designed to align the value proposition across the portfolio and optimize ZYN's price premium to support future growth in the dynamic U.S. nicotine pouch category.
On August 21, the FDA granted PMTA authorization to 11 variants of ZYN ULTRA, our higher-nicotine moist offering. ZYN now has PMTA authorization of 31 variants in total, more than any other nicotine brand on the market. This, combined with the MRTP authorization of 20 ZYN flagship variants on June 30, underlines the robustness of the science behind our products and their potential to reduce the harm caused by smoking.
Dividend: Increased regular quarterly dividend by 8.8% to $1.60 per share, or an annualized $6.40 per share.

Third-Quarter 2026 Performance Highlights

Shipment Volume (billion equivalent units)	PMI		International Smoke-Free		International Combustibles		U.S.
	Q3	vs. PY	Q3	vs. PY	Q3	vs. PY	Q3	vs. PY
Total	206.2	0.6%	44.5	2.7%	158.0	—%	3.7	2.3%
Cigarettes	158.0	—%			158.0	—%
SFP	48.2	2.7%	44.5	2.7%			3.7	2.3%
HTU	41.5	1.5%	41.5	1.5%			–	(14.3)%
Oral SFP	5.3	1.8%	1.6	0.5%			3.7	2.3%
E-Vapor	1.4	61.6%	1.4	61.6%
"-" indicates zero volumes or less than 50 million units

	PMI	International Smoke-Free	International Combustibles	U.S.

Net Revenues ($ bn)	$11.4	$3.9	$6.7	$0.8
reported vs. Q3 2025	5.5%	0.7%	6.5%	22.7%
organic vs. Q3 2025	7.1%	3.4%	7.8%	22.7%

Gross Profit ($ bn)	$7.9	$2.7	$4.6	$0.5
reported vs. Q3 2025	6.7%	0.8%	8.6%	24.2%
organic vs. Q3 2025	8.3%	3.3%	9.8%	23.8%

OCI ($ bn)	$4.9	$4.9		$—
reported vs. Q3 2025	13.0%	12.9%		(3.3)%
organic vs. Q3 2025	10.5%	10.8%		1.5%

Operating Income ($ bn)	$4.9
reported vs. Q3 2025	14.1%
organic vs. Q3 2025	10.5%
Note: Sums might not foot to total due to rounding.

	2026	2025	Change
Reported Diluted EPS	$2.12	$2.23	(4.9)%
Amortization of intangibles	0.13	0.13
Fair value adjustment for equity security investments	0.06	(0.07)
Income tax impact associated with Swedish Match AB financing	0.01	–
Dutch pension plan buy-out loss	0.04	–
Germany excise tax classification litigation charge	–	0.10
RBH (Canada) Plan Implementation, including dividend income, net	–	(0.10)
Impairment of Wellness business related equity investment	–	0.09
Tax items	–	(0.14)
Adjusted Diluted EPS	$2.36	$2.24	5.4%
Less: Currency	(0.01)
Adjusted Diluted EPS, excluding Currency	$2.37	$2.24	5.8%

First Nine-Months 2026 Performance Highlights

Shipment Volume (billion equivalent units)	PMI		International Smoke-Free		International Combustibles		U.S.
	YTD	vs. PY	YTD	vs. PY	YTD	vs. PY	YTD	vs. PY
Total	595.6	0.5%	133.3	7.4%	452.2	(1.2)%	10.1	(5.8)%
Cigarettes	452.2	(1.2)%			452.2	(1.2)%
SFP	143.4	6.4%	133.3	7.4%			10.1	(5.8)%
HTU	124.5	6.7%	124.5	6.7%			–	+100%
Oral SFP	14.9	(5.3)%	4.8	(4.0)%			10.0	(5.8)%
E-Vapor	4.0	68.1%	4.0	68.1%
"-" indicates zero volumes or less than 50 million units

	PMI	International Smoke-Free	International Combustibles	U.S.

Net Revenues ($ bn)	$32.8	$11.6	$18.9	$2.3
reported vs. YTD 2025	8.2%	12.3%	7.7%	(5.2)%
organic vs. YTD 2025	5.9%	9.9%	5.2%	(5.5)%

Gross Profit ($ bn)	$22.4	$8.1	$12.8	$1.5
reported vs. YTD 2025	9.4%	14.3%	9.9%	(14.8)%
organic vs. YTD 2025	7.1%	11.8%	7.4%	(14.6)%

OCI ($ bn)	$13.6	$13.7		$(0.1)
reported vs. YTD 2025	13.4%	17.6%		-(100)%
organic vs. YTD 2025	7.6%	11.4%		(41.1)%

Operating Income ($ bn)	$13.3
reported vs. YTD 2025	15.4%
organic vs. YTD 2025	7.7%
Note: Sums might not foot to total due to rounding.

	2026	2025	Change
Reported Diluted EPS	$5.48	$5.89	(7.0)%
Amortization of intangibles	0.37	0.37
Fair value adjustment for equity security investments	0.22	(0.33)
Restructuring charges	0.02	0.13
Income tax impact associated with Swedish Match AB financing	0.07	(0.24)
Impairment related to the RBH equity investment	0.33	–
Egypt sales tax settlement adjustment	(0.01)	–
Dutch pension plan buy-out loss	0.04	–
Impairment of goodwill	–	0.03
Germany excise tax classification litigation charge	–	0.10
RBH (Canada) Plan Implementation, including dividend income, net	–	(0.10)
Impairment of Wellness business related equity investment	–	0.09
Tax items	–	(0.11)
Adjusted Diluted EPS	$6.52	$5.83	11.8%
Less: Currency	0.20
Adjusted Diluted EPS, excluding Currency	$6.32	$5.83	8.4%

Impact of Geopolitical Conflicts

While the impact of the ongoing Middle East conflict on the group remains manageable, it has had an increasing effect on our business, with energy-related inflation driving incremental cost pressures in the third quarter. In our full-year forecast, we assume the observed rise in energy-related input prices to have a slightly higher impact in the fourth quarter, as a larger proportion of input price increases take effect. The long-term situation remains unpredictable, and it is difficult to assess the broader implications for consumers or the global cost environment.
In addition, the evolution of the situation in Ukraine has caused certain disruptions to our business this year, including the impact of strikes on our supply chain and logistics infrastructure in certain locations. We expect this disruption to have an impact on our operating income this year.

2026 Full-Year Forecast

	2026 Forecast			2025	Growth

Reported Diluted EPS	$7.11	-	$7.26	$ 7.26
Adjustments
Amortization of intangibles	0.50			0.50
Fair value adjustment for equity security investments	0.22			(0.18)
Restructuring charges	0.03			0.14
Income tax impact associated with Swedish Match AB financing	0.07			(0.25)
Impairment related to the RBH equity investment	0.33			—
Egypt sales tax settlement adjustment	(0.01)			—
Dutch pension plan buy-out loss	0.04			—
Other 2025 adjustments(1)	—			0.07
Total Adjustments	1.18			0.28
Adjusted Diluted EPS	$8.29	-	$8.44	$ 7.54	9.9%	-	11.9%
Less: Currency	0.18
Adjusted Diluted EPS, excluding currency	$8.11	-	$8.26	$ 7.54	7.5%	-	9.5%
(1) Includes: $0.10 Germany excise tax classification litigation charge; ($0.10) RBH (Canada) Plan Implementation, including dividend income, net; $0.09 Impairment of Wellness business related equity investment; $0.06 Loss on expected sale of consumer accessories and other businesses; $0.03 Impairment of goodwill; ($0.11) Tax items
Reported diluted EPS is forecast to be in a range of $7.11 to $7.26, at prevailing exchange rates. Excluding a total 2026 adjustment of $1.18 per share, this forecast represents a projected increase of 9.9% to 11.9% versus adjusted diluted EPS of $7.54 in 2025. This includes a favorable currency impact of $0.18, at prevailing exchange rates (previously $0.24). Excluding currency, this forecast represents a projected increase of 7.5% to 9.5% versus adjusted diluted EPS of $7.54 in 2025, as outlined in the above table.
2026 Full-Year Forecast Assumptions
•Growing (previously broadly stable to slightly growing) total PMI cigarette and SFP shipment volume, with high single-digit SFP shipment growth, led by high single-digit SFP adjusted IMS growth, and a cigarette shipment volume decline at a similar level to the year-to-date trend (previously around 2% to 3%);
•Net revenue growth of 5% to 7% on an organic basis; with a greater likelihood to be in the middle or upper-half of the range, supported by a fourth-quarter reacceleration in international smoke-free;
•Organic operating income growth of 7% to 9%; with a greater likelihood to be in the middle or lower-half of the range, with a corresponding flow through to our EPS forecast range, given the cost impacts of ongoing geopolitical tensions and the previously communicated step-up in U.S. growth investments;
•Full-year amortization of acquired intangibles of $0.50 per share;
•Broadly stable net financing costs;
•An effective tax rate, excluding discrete tax events, of around 21.5%;
•Operating cash flow around $13.5 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of $1.4 to $1.6 billion, predominantly supporting the smoke-free business;
•Further net debt to adjusted EBITDA ratio improvement as we target a ratio of close to 2.0x by the end of 2026, at prevailing exchange rates; and
•No share repurchases.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Third-Quarter 2026 Operating Review

Net Revenues (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$10,845	$3,839	$6,316	$689
Price	739	21	565	153
Volume/Mix/Other	36	108	(75)	4
Acquisitions & Divestitures	(27)	(27)	—	—
Currency	(155)	(74)	(81)	(1)
2026	$11,438	$3,867	$6,725	$845
vs. Q3 2025	5.5%	0.7%	6.5%	22.7%
Organic growth	7.1%	3.4%	7.8%	22.7%

Gross Profit (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$7,361	$2,683	$4,244	$434
Price	739	21	565	153
Volume/Mix/Other	(23)	87	(99)	(9)
Cost	(104)	(18)	(48)	(39)
Acquisitions & Divestitures	(7)	(7)	—	—
Currency	(112)	(60)	(52)	—
2026	$7,854	$2,705	$4,610	$539
vs. Q3 2025	6.7%	0.8%	8.6%	24.2%

Adjustments*	6	1	—	5
2026 Adjusted Gross Profit	$7,860	$2,705	$4,610	$544
vs. Q3 2025	6.7%	0.8%	8.6%	23.9%
Organic growth	8.3%	3.3%	9.8%	23.8%

2026 Adj. Gross Profit Margin	68.7%	70.0%	68.5%	64.4%
vs. Q3 2025	0.8pp	0.1pp	1.3pp	0.7pp
Organic growth	0.8pp	—pp	1.3pp	0.6pp
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 21, 2026.

PMI (in millions)				Variance Favorable / (Unfavorable)
	2026	2025	Change	Total	Price	Volume / Mix / Other	Cost	Acq. / Divest.	Currency
Net Revenues	11,438	10,845	5.5%	593	739	36	–	(27)	(155)
Cost of Sales(1)	(3,584)	(3,484)	(2.9)%	(100)	–	(59)	(104)	20	43
Gross Profit	7,854	7,361	6.7%	493	739	(23)	(104)	(7)	(112)
Marketing, Administration and Research Costs(2)	(2,993)	(3,058)	2.1%	65	–	–	40	4	21
Corporate Expenses & Other	5	(40)	+100%	45	–	–	(7)	–	52
Operating Income	4,866	4,263	14.1%	603	739	(23)	(71)	(3)	(39)
Adjustments*	(251)	(407)	38.3%	156	–	–	156	–	–
Adj. Operating Income	5,117	4,670	9.6%	447	739	(23)	(227)	(3)	(39)

Adj. OI Margin	44.7%	43.1%	1.6pp
(1) Includes $6 million in 2026 and $5 million in 2025 related to the adjusting items shown below Operating Income
(2) Includes $245 million in 2026 and $402 million in 2025 related to the adjusting items shown below Operating Income
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 21, 2026.

Note: Sums might not foot to total due to rounding.

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs was broadly stable, decreasing by 0.1%.
•Net revenues increased by 7.1% organically, mainly reflecting: a favorable pricing variance driven by international combustibles and the U.S. segment.
•Operating income increased by 10.5% on an organic basis, largely reflecting the same factors as for net revenues.

International Smoke-Free Segment
•Shipment volume grew by 2.7%, with broad-based growth across markets, notably Taiwan, Global Travel Retail, Greece, Germany, and Bulgaria, notwithstanding a challenging HTU comparison due to phasing of shipments between periods.
•Net revenues increased by 3.4% on an organic basis, reflecting: a favorable volume/mix driven by higher HTU and e-vapor volumes and a favorable pricing variance due to HTUs.
•Gross profit increased by 3.3% organically mainly due to the same factors as for net revenues.

International Combustibles Segment
•Shipment volumes were broadly flat with notable increases in Turkey, Indonesia, and Egypt, offsetting declines in markets such as Russia, Poland and Japan.
•Net revenues increased by 7.8% on an organic basis, reflecting: a favorable pricing variance, the restructuring of distribution terms in certain markets, and partially offset by unfavorable geographic mix.
•Gross profit increased by 9.8% organically due to the same factors as for net revenues, slightly offset by higher costs due to increases in energy-related input prices.

U.S. Segment
•Net revenues increased by 22.7%, primarily reflecting: growing ZYN shipments of 4.2%, and a favorable price variance against prior year promotions, supported by growth in the Wellness business and cigars.
•Gross profit increased by 23.8% on an organic basis reflecting the same factors as for net revenues, partly offset by higher manufacturing costs linked to the expansion of our footprint.
•Adjusted OCI increased by 1.5% organically, to $171 million, reflecting the same factors as for adjusted gross profit and the start of increased marketing investments to support the expanded ZYN portfolio.

First Nine-Months 2026 Operating Review

Net Revenues (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$30,286	$10,310	$17,525	$2,451
Price	1,889	195	1,607	88
Volume/Mix/Other	(89)	823	(689)	(222)
Acquisitions & Divestitures	(44)	(44)	—	—
Currency	734	297	429	8
2026	$32,776	$11,580	$18,872	$2,324
vs. YTD 2025	8.2%	12.3%	7.7%	(5.2)%
Organic growth	5.9%	9.9%	5.2%	(5.5)%

Gross Profit (in millions)	PMI	International Smoke-Free	International Combustibles	U.S.
2025	$20,497	$7,088	$11,679	$1,729
Price	1,889	195	1,607	88
Volume/Mix/Other	(261)	575	(621)	(214)
Cost	(179)	65	(116)	(128)
Acquisitions & Divestitures	(11)	(11)	—	—
Currency	483	194	290	(1)
2026	$22,418	$8,105	$12,839	$1,473
vs. YTD 2025	9.4%	14.3%	9.9%	(14.8)%

Adjustments*	18	2	—	16
2026 Adjusted Gross Profit	$22,436	$8,107	$12,839	$1,489
vs. YTD 2025	9.4%	14.3%	9.9%	(14.6)%
Organic growth	7.1%	11.8%	7.4%	(14.6)%

2026 Adj. Gross Profit Margin	68.5%	70.0%	68.0%	64.1%
vs. YTD 2025	0.8pp	1.2pp	1.4pp	(7.1)pp
Organic growth	0.8pp	1.2pp	1.4pp	(6.9)pp
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 21, 2026.

PMI (in millions)				Variance Favorable / (Unfavorable)
	2026	2025	Change	Total	Price	Volume / Mix / Other	Cost	Acq. / Divest.	Currency
Net Revenues	32,776	30,286	8.2%	2,490	1,889	(89)	–	(44)	734
Cost of Sales(1)	(10,358)	(9,789)	(5.8)%	(569)	–	(172)	(179)	33	(251)
Gross Profit	22,418	20,497	9.4%	1,921	1,889	(261)	(179)	(11)	483
Marketing, Administration and Research Costs(2)	(8,831)	(8,474)	(4.2)%	(357)	–	–	(76)	6	(287)
Impairment of Goodwill	—	(41)	+100%	41	–	–	41	–	–
Corporate Expenses & Other	(298)	(463)	35.6%	165	–	–	(18)	–	183
Operating Income	13,289	11,519	15.4%	1,770	1,889	(261)	(232)	(5)	379
Adjustments*	(769)	(1,187)	35.2%	418	–	–	418	–	–
Adj. Operating Income	14,058	12,706	10.6%	1,352	1,889	(261)	(650)	(5)	379

Adj. OI Margin	42.9%	42.0%	0.9pp
(1) Includes $18 million in 2026 and $16 million in 2025 related to the adjusting items shown below Operating Income
(2) Includes $751 million in 2026 and $1,130 million in 2025 related to the adjusting items shown below Operating Income
(*) For a list of adjusting items refer to the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 21, 2026.

Note: Sums might not foot due to rounding.

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs declined by 0.4%.
•Net revenues increased by 5.9% organically, mainly reflecting: a favorable pricing variance mainly driven by international combustibles; higher international smoke-free volumes; partly offset by unfavorable volume/mix, mainly driven by lower international combustibles and U.S. volumes in the first quarter.
•Operating income increased by 7.7% on an organic basis, reflecting the same factors as for net revenues, partially offset by higher marketing, administration and research costs.

International Smoke-Free Segment
•Shipment volume grew by 7.4%, notably due to Taiwan, Greece, Italy, and Global Travel Retail.
•Net revenues increased by 9.9% on an organic basis, reflecting: a favorable volume/mix driven by higher HTU and e-vapor volumes and a favorable pricing variance due to higher HTU pricing.
•Gross profit increased by 11.8% organically mainly due to the same factors as for net revenues, supported by favorable manufacturing efficiencies.

International Combustibles Segment
•Shipment volume declined by 1.2% with notable decreases in Russia, Mexico, and Germany, partly offset by Turkey and Egypt.
•Net revenues increased by 5.2% on an organic basis, reflecting: a favorable pricing variance and the previously mentioned restructuring of distribution terms in certain markets, partially offset by unfavorable volume/mix.
•Gross profit increased by 7.4% organically due to the same factors as for net revenues, and slightly offset by increases in energy-related input prices.

U.S. Segment
•Net revenues decreased by 5.5% organically, reflecting: unfavorable dynamics in the first quarter with ZYN volumes impacted by distributor and trade inventory movements, slightly offset by favorable price comparisons against higher promotional activities in the third quarter last year.
•Gross profit decreased by 14.6% on an organic basis reflecting the same factors as for net revenues and higher manufacturing costs.
•Adjusted OCI decreased by 41.1% organically, to $550 million, reflecting the same factors as for gross profit and increased investments in marketing, administration and research costs.

Conference Call
A conference call hosted by Massimo Andolina, Group Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 21, 2026. The webcast can be accessed here. Further market data will be provided in an appendix to the webcast presentation.

Investor Relations:	Media:
InvestorRelations@pmi.com	Corey.Henry@pmi.com
Stamford, CT: +1 (203) 905 2413	Stamford, CT: +1 (203) 905 2410
Lausanne: +41 582 424 500

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in 110 markets as of September 30, 2026. As of December 31, 2025 PMI estimates they were used by over 43 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for more than 40% of PMI’s third-quarter 2026 total net revenues. Since 2008, PMI has invested over $16 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for legal-age adults who would otherwise smoke or use other nicotine-containing consumer products, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables, General snus and 20 ZYN nicotine pouch variants also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness areas. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: marketing and regulatory restrictions that could reduce our competitiveness, disrupt our SFP commercialization efforts, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; excise tax increases and discriminatory tax structures; health concerns relating to the use of tobacco and other nicotine-containing products; litigation related to tobacco and/or nicotine products and intellectual property rights; intense competition; inability to anticipate changes in adult consumer preferences; use and reliance on third-parties; the adverse effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; geopolitical instability; the impact and consequences of Russia's invasion of Ukraine; changes in legal-age adult smoker behavior; continued decline of tax-paid cigarettes; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, sustained periods of elevated inflation, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; disruptions in the credit markets or changes to its credit ratings; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as product components for its electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful, in key markets or systemically, in its efforts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, and promote brand equity; if there are prolonged disruptions of facilities used to produce its products; if it is unable to enter new markets or improve its margins through increased prices and productivity gains; if other market participants are more successful in their SFP commercialization efforts; if it is unable to attract and retain the best global talent; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2025, and the Quarterly Report on Form 10-Q for the third quarter ended September 30, 2026, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated October 21, 2026, and here. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating companies income, operating income, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other adjusting items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.